Exhibit 99.1

Atlantic Union Bankshares Corporation Announces Receipt of Regulatory Approvals to Complete Merger with American National Bankshares Inc.

Richmond, Va., February 23, 2024 – Atlantic Union Bankshares Corporation announced today that it has received regulatory approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to complete the previously announced merger of American National Bankshares Inc. (“American National”) with and into Atlantic Union Bankshares in an all-stock transaction. The Federal Reserve approval follows approvals from the Virginia State Corporation Commission and the shareholders of American National.

“We are pleased to have received all of the regulatory and shareholder approvals necessary to close the merger, and we plan to close the transaction on April 1, 2024, subject to the satisfaction of customary closing conditions” said John C. Asbury, President and CEO of Atlantic Union Bankshares.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 109 branches and 123 ATMs located throughout Virginia and in portions of Maryland and North Carolina as of December 31, 2023. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

Caution About Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, the planned timing for closing the proposed merger.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “plan,” “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “expect,” as well as words of similar meaning. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions, include, among others, the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement, or a delay in one or both of the parties in completing all customary closing conditions. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Bill Cimino (804) 448-0937, SVP and Director of Investor Relations of Atlantic Union